Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the registration statement for the Amended and Restated BioSpecifics Technologies Corp. 2001 Stock Option Plan on Form S-8 of our report dated March 25, 2009, which report appears in the Annual Report (Form 10-K) for the year ended December 31, 2008 for BioSpecifics Technologies Corp.

/s/ Tabriztchi & Co., CPA, P.C.
Tabriztchi & Co., CPA, P.C.
Garden City, NY
July 14, 2009